CERTIFICATE OF AMENDMENT OF
                     ARTICLES OF INCORPORATION
                               OF
             INTERNET BUSINESS'S INTERNATIONAL, INC.

We, Louis Cherry and Albert R. Reda, certify that:

1.  The original articles of International Business Industries,
Inc. were filed with the Office of the Secretary of State on December 8, 1998.

2. Pursuant to the unanimous written consent of the Board of Directors, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

Article Fourth: Capital Stock is amended to read as follows:

Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), consisting of One Hundred Ninety-Nine Million (199,000,000) shares of common stock, par value of $0.01 per share ("Common Stock"), and One Million (1,000,000) shares of preferred stock, par value of $0.01 per share ("Preferred Stock").

3. On this date, the company has 189,116,953 shares of voting common stock issued and outstanding. By a written consent of 104,381,502 shares of this stock (which represents 55.19% of the total shares), the foregoing amendment to the Articles of Incorporation of this corporation was approved.

                                  /s/  Louis Cherry
                                  Louis Cherry, President/Director

                                 /s/  Albert R. Reda
                                 Albert R. Reda, Secretary/Director


Verification

State of California
                          SS
County of Orange

On this 22nd day of December, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Louis Cherry and Albert R. Reda, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who subscribed their names to the Certificate of Amendment of Articles of Incorporation and acknowledged to me that they executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/

Notary Public in and for said county